Exhibit 99.1

CONVERGYS CORPORATION ADDS ROBERT E. KNOWLING, JR.
TO ITS BOARD OF DIRECTORS

CINCINNATI, SEPTEMBER 12, 2017 -- Convergys Corporation (NYSE: CVG), a global leader in customer experience outsourcing, today announced the appointment of Robert E. Knowling, Jr. to its board of directors.
Mr. Knowling, 62, has more than 30 years of experience in the telecommunications and technology sectors, leading companies through periods of high growth. He is currently Chairman of Eagles Landing Partners, a firm specializing in helping senior management teams formulate strategy, lead organizational transformations, and re-engineer businesses.
During his career, Mr. Knowling has served as Chief Executive Officer of Telwares, a provider of telecommunications expense management solutions; Chief Executive Officer of the New York City Leadership Academy, an independent nonprofit corporation created by Chancellor Joel I. Klein and Mayor Michael R. Bloomberg to develop the next generation of principals in the New York City public school system; Chairman and Chief Executive Officer of SimDesk Technologies, Inc., and Chairman, President and Chief Executive Officer of Covad Communications. Mr. Knowling currently serves on the board of directors of Roper Technologies Inc. (NYSE: ROP), a diversified technology company.
“We are excited to have Bob join our board of directors,” stated Jeffrey H. Fox, Chairman of the Board of Convergys. “His proven ability to provide strategic input and guidance, combined with his experience leading telecommunications and technology companies, will serve as an outstanding complement to the expertise of our current board.”
Mr. Knowling received a BA in Theology from Wabash College and an MBA from Northwestern University’s Kellogg School of Management. He has held board of director positions on several publicly-traded companies including Ariba, Inc., Heidrick & Struggles International, Inc., Hewlett-Packard Company and The Immune Response Corporation. In addition, he has served as a member of the board of directors of privately-held companies such as Acordia, Aprimo, Inc., and The Bartech Group.
About Convergys
Convergys delivers consistent, quality customer experiences in 58 languages and from more than 150 locations around the globe. We partner with our clients to improve customer loyalty, reduce costs, and generate revenue through an extensive portfolio of capabilities, including customer care, analytics, tech support, collections, home agent, and end-to-end selling. We are committed to delighting our clients and their customers, delivering value to our shareholders, and creating opportunities for our talented, and caring employees in 33 countries around the world. Visit www.convergys.com to learn more about us.